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                                Exhibit 99.1


                     FRACTAL DESIGN CORPORATION REPORTS
                           FOURTH QUARTER RESULTS


  Scotts Valley, CA., May 1, 1997 - Fractal Design Corporation today reported final results for its fiscal quarter ended March 31, 1997. These results are within the estimated range that the company had preliminarily announced for the fourth fiscal quarter of 1997.

  For the quarter, Fractal's net revenues were $7,004,000, a decrease of 25% percent over revenues of $9,307,000 in the fourth quarter a year ago. Fractal's net revenues for the twelve months ended March 31, 1997 totaled $34,901,000, an increase of 18% percent over the same period last year.

  Net loss for the quarter was $513,000 or $(0.04) per share, compared to net income of $1,345,000 and $.10 per share in the prior year.

  FULL YEAR OPERATING AND NET INCOME

  Operating income for the twelve months ended March 31, 1997, before a $1,865,000 one-time charge to earnings for the May 1996 acquisition of Ray Dream Inc., was $3,571,000, a decrease of 15% percent from the same period one year ago. Net income for the twelve months ended March 31, 1997, before the one time merger charge, was $3,188,000 or $0.25 per share, as compared to $2,926,000 and $0.25 per share from the prior year.

  After giving effect to the one-time merger charge, the company had net income of $1,589,000, or $ 0.12 per share, based on 12,965,000 common and common equivalent shares.


  MERGER WITH METATOOLS

  On April 28, 1997, the S-4 and proxy for the merger of Fractal Design and MetaTools was made effective and has been mailed to shareholders of record at the close of business on April 11, 1997. The merger will be submitted to a vote of both company's shareholders on May 29, 1997.


  This press release contains forward-looking statements and estimates. Results could differ from those anticipated in the statements above, in particular, as to the timing and outcome of the shareholder vote on the proposed merger with MetaTools. Additional information about potential factors which could affect the Company's financial results is included in the
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  Registration Statements on Form S-4 relating to the acquisition of Ray
  Dream, and the proposed merger with MetaTools, both of which are on file with the Securities and Exchange Commission, and in particular the information under the headings "Risk Factors", "Reasons for the Merger", "Recent Developments", "The Merger and Related Transactions", "Fractal Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Ray Dream Management's Discussion and Analysis of
  Financial Condition and Results of Operations," the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996, the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996, and the Company's current report on Form 8K filed on March 18, 1997, which are on file with the SEC, and in particular the information under the caption, "Management's Discussion and Analysis of Financial Condition and Results of Operations." A copy of the Registration Statements, Form 10-KSB, and Form 10-QSB are available upon request to the Company.

  COMPANY OVERVIEW

  Fractal Design Corporation is a major force in multi-platform graphics software, developing and marketing products that unite traditional art and design techniques with digital technology. Fractal Design products are engineered to facilitate and extend the range of creativity for all design professionals and graphic hobbyists working on desktop computers.